                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE, TRANSFER OR OTHER DISPOSITION OF THIS WARRANT OR SAID SHARES MAY BE EFFECTED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR (II) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

July 17, 2003           SECOND AMENDED AND RESTATED STOCK         Warrant No.: 6
                                PURCHASE WARRANT

              To Subscribe for and Purchase Class A Common Stock of


                            NEXTERA ENTERPRISES, INC.

      THIS SECOND AMENDED AND RESTATED STOCK PURCHASE WARRANT ("Warrant") certifies that, for value received, Fleet National Bank (together with any subsequent transferees of all or any portion of this Warrant, the "Holder"), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Nextera Enterprises, Inc., a Delaware corporation (hereinafter called the "Company"), up to six hundred forty-four thousand, seven hundred and four (644,704) fully paid and non-assessable shares of the Company's Class A Common Stock, $0.001 par value per share (the "Shares"), at the price equal to the Exercise Price (as defined in Section 1 hereof) (subject to adjustment as provided in Section 7 hereof). The number and character of such Shares are subject to adjustment as provided herein. Capitalized terms used herein and not defined herein shall have the meanings given such terms in that certain Second Amended and Restated Credit Agreement dated December 31, 2002, as amended by that certain First Amendment dated as of July 8, 2003, and that certain Second Amendment dated the date hereof by and among the Company, the Holder and the other lenders party thereto (the "Credit Agreement"; and together with all related promissory notes, mortgages, guaranties as the same may be further amended, restated, supplemented, or otherwise modified from time to time, agreements, documents and instruments from time to time entered into by Company and any other person or obligor pursuant thereto, the "Credit Documents").

      This Warrant amends and restates in its entirety that certain Warrant for up to six hundred forty-four thousand, seven hundred and four (644,704) fully paid and non-assessable shares of the Company's Class A Common Stock, $0.001 par value per share dated on December 31, 2002 (the "Prior Warrant") made by the Company in favor of the Holder.

      1. Definitions. As used herein the following terms shall have the following meanings:
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      "Act" means the Securities Act of 1933 as amended, or a similar Federal statute and the rules and regulations of the Commission issued under that Act, as they each may, from time to time, be in effect.

      "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 7(c), deemed to be issued) by the Company after the Original Issue Date, but shall not include:

      (A) shares of Common Stock issued or issuable upon conversion of shares of all of preferred stock of the Company outstanding as of the Original Issue Date;

      (B) shares of Common Stock issued or issuable upon exercise of this Warrant or any other warrant or option of the Company outstanding as of the Original Issue Date;

      (C) shares of Common Stock issued by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (A) or (B) or on Common Stock so excluded; or

      (D) shares issued under an employee stock purchase plan or pursuant to options exercisable for shares of Common Stock (such number subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event), issued after the date of this Warrant to directors, officers, employees or consultants of the Company and any Subsidiary pursuant to any qualified or non-qualified stock option plan or other equity incentive plan approved by the Board of Directors of the Company, equal to the first 30% of the outstanding stock of the Company, calculated on a post-Original Issue Date, fully-diluted basis.

      "Common Stock" shall mean the Class A Common Stock of the Company, $0.001 par value per share.

      "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

      "Exercise Price" shall mean $0.86 per share.

      "New Financing Source" shall mean a source other than the Company.

      "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

      "Original Issue Date" shall mean the date on which this Warrant is originally issued.

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      2. Purchase Rights. The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part (and not as to a fractional share), at any time and from time to time commencing on the date hereof and ending at 5:00 p.m. on the date (the "Expiration Date") eighteen (18) months after the indefeasible payment in full in cash or cash equivalents of the Credit Obligations.

      3. Exercise of Warrant; Net Issue Exercise.

      3.1 Exercise of Warrant. Subject to Section 2 above, the purchase rights represented by this Warrant may be exercised, in whole or in part and from time to time, by the surrender of this Warrant and the duly executed Notice of Exercise (the form of which is attached as Exhibit A) at the principal office of the Company and by the payment to the Company, by check, of an amount equal to the then applicable Exercise Price per share multiplied by the number of Shares then being purchased. Upon exercise, the Holder shall be entitled to receive, within a reasonable time, a certificate or certificates, issued in the Holder's name or in such name or names as the Holder may direct, for the number of Shares so purchased. The Shares so purchased shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised.

      3.2. Net Issue Exercise.

            (a) In lieu of exercising this Warrant as set forth in Section 3.1, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

                                X = Y (A - B)
                                    ---------
                                        A

Where X =   the number of Shares to be issued to the Holder;

      Y = the number of Shares purchasable under this Warrant, or if only a portion of this Warrant is being cancelled, the gross number of Shares covered by the portion of this Warrant being cancelled;

      A = the fair market value of one Share, as determined by the Board of Directors of the Company pursuant to paragraph (b) below, as at the time the net issue election is made pursuant to this Section (the "Determination Date"); and

      B =   the Exercise Price (as adjusted to the date of such calculations).

Such Shares shall be issued as soon as practicable after the Determination Date.

            (b) For purposes of this Section, fair market value of a Share shall be determined as follows:

                        (A) If the Company's Common Stock is not publicly traded
                  at the Determination Date, the fair market value of a Share shall be a value reasonably determined by the Company's Board of Directors. In the event that the Holder disagrees with the Board of Directors' determination of fair market value, then the fair market value shall be determined by an appraiser selected by the Holder (the "Holder's Appraiser") and whose appraisal (the "Holder's Appraisal") shall be furnished to the Company within 20 days after the Board of Directors' determination of fair value, and if the Company does not object to such determination within 15 days after receipt of the Holder's appraisal, then the fair market value determined by the Holder's Appraiser shall be the fair market value of a Share. In the event that the Company objects to such determination then the Company shall select an appraiser (the "Company's Appraiser") who shall review the determination of the Holder's Appraiser and issue a report thereon (the "Company's Appraisal") within 30 days after the delivery of the Holder's Appraisal to the Company and within 10 days after the issuance of such report to the Holder's Appraiser, the Holder's Appraiser and the Company's Appraiser shall meet to negotiate in good faith to reach agreement on the fair market value of a Share, and such agreed value shall be the fair market value of a Share. In the event that the Company's Appraiser and the Holder's Appraiser are unable to reach agreement then such Appraisers shall select an appraiser (the "Third Appraiser") within 5 days after the meeting between the Holder's Appraiser and the Company's Appraiser, and the average of two appraisals, consisting of the appraisal made by the Third Appraiser and the appraisal of the Holder's Appraiser and Company's Appraiser (whichever is closest to that of the Third Appraiser), shall be conclusive and binding on the Company and the Holder. The Company and the Holder shall each pay one half (1/2) of the fees and expenses of each of the Company's Appraiser, the Holder's Appraiser and the Third Appraiser.

                        (B) if the Company's Common Stock is publicly traded on
                  the Determination Date, the fair market value of a Share shall be equal to (1) the average of the closing prices quoted on the Nasdaq Stock Exchange, Inc., if applicable, or the average of the last bid and asked prices of the Common Stock quoted in the Nasdaq OTC Bulletin Board or the over-the-counter-market, or (2) if the Common Stock is then traded on a national securities exchange, the average of the high and low closing prices of the Common Stock listed on the principal national securities exchange on which the Common Stock is so traded, in each case for the twenty (20) trading days preceding the Determination Date.

      4. Shares to be Issued; Reservation of Shares. The Company covenants that the Shares that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon issuance, be fully paid and non-assessable, and free from all liens and charges with

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respect to the issue thereof. During the period within which the purchase rights represented by the Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issuance upon exercise of the purchase rights represented by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the right represented by this Warrant.

      5. No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant. In lieu thereof, a cash payment shall be made equal to such fraction multiplied by the fair market value of such shares of Common Stock, as determined pursuant to Section 3.2(b) above.

      6. Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date, the Company shall merge or consolidate with or into another entity or sell all or substantially all of its assets, the Holder hereof shall thereafter have the right to receive the kind and amount of shares of stock, other securities, property or cash deliverable or payable to the holders of the Common Stock of the Company that the Holder hereof upon exercise of this Warrant would have been entitled to had the Holder hereof exercised the remaining portion of this Warrant into shares of Common Stock immediately prior thereto.

      7. Adjustment of Exercise Price and Number of Shares.

            (a) Adjustment of Exercise Price and Number of Shares. The Exercise Price and number of shares of Common Stock issuable upon the exercise of the Warrant shall be adjusted as set forth in this Section 7 with the intent that the rights of the Holder to exercise shall not be impaired.

            (b) Adjustment for Combination, Consolidation, Stock Dividend or Subdivision of Common Stock. If the outstanding shares of Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined or consolidated into a smaller number of shares, the Exercise Price in effect immediately prior to such combination or consolidation shall, simultaneously with the effectiveness of such combination or consolidation, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

            (c) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities or Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (e) below) of such Additional Shares of Common Stock would be less than the Exercise Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (i) No further adjustment in the Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (ii) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                  (iii) No readjustment pursuant to clause (ii) above shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (A) the Exercise Price immediately prior to the adjustment affected upon the original issue of Options or Convertible Securities (or upon the occurrence of a record date with respect thereto) pursuant to the provisions hereof, or (B) the Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                  (iv) Upon the expiration or termination of any unexercised
            Option, the Exercise Price shall be readjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option never been issued (but including the recalculation of any intervening adjustments), and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Exercise Price; and

                  (v) In the event of any change in the number of shares of
            Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price then in effect shall forthwith be readjusted to such Exercise Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security (prior to such change) been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

            (d) Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (c) above), without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then and in such event, such Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) calculated as follows:

                  (i) The adjusted Exercise Price shall be equal to a fraction:
            (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares described in clause (ii) below), plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Exercise Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares described in clause (ii) below) plus the number of such Additional Shares of Common Stock so issued.

                  (ii) For the purposes of clause (i), the number of shares of
            Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and the Warrant and any other outstanding Options had been fully exercised immediately prior to such issuance (and any resulting Convertible Securities fully converted into Common Stock) as of such date.

                  (iii) The applicable Exercise Price shall not be reduced at the time of any issuance of Additional Shares of Common Stock if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto shall be made at the time and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall aggregate $0.01 or more.

            (e) Determination of Consideration. For purposes of paragraph (d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (i)   Cash and Property:  Such consideration shall:

                        (A) insofar as it consists of cash, be computed at the
                  aggregate of cash received by the Company;

                        (B) insofar as it consists of property other than cash,
                  be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (C) in the event Additional Shares of Common Stock are
                  issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                  (ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (c), relating to Options and Convertible Securities, shall be determined by dividing:

                        (A) the total amount, if any, received or receivable by
                  the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                        (B) the maximum number of shares of Common Stock (as set
                  forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 7, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such holder a like certificate setting forth
      (i) such adjustments and readjustments, (ii) the Exercise Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

      8. No Rights as a Shareholder. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to exercise of this Warrant and the payment for the Shares so purchased. Notwithstanding the foregoing, the Company agrees to transmit to the Holder such information, documents and reports as are generally distributed to holders of the capital stock of the Company concurrently with the distribution thereof to the shareholders. Upon valid exercise of this Warrant and payment for the Shares so purchased in accordance with the terms of the Warrant, the Holder shall be deemed a shareholder of the Company.

      9. Sale or Transfer of the Warrant; Legend. The Warrant and the Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate representing any Warrant shall bear the legend set out on page 1 hereof. Each certificate representing any Shares shall bear a legend substantially in the following form, as appropriate:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Such Warrant and Shares may be subject to additional restrictions on transfer imposed under applicable state and federal securities law.

      10. Put Right. Commencing on the earlier of (i) December 31, 2004 and (ii) the date upon which the Loans (as defined in the Credit Agreement) owed to Holder and the other lenders party to the Credit Agreement have been paid in full in cash or Cash Equivalents and in each case (i) and (ii) prior to the Expiration Date, the Holder shall have the right, exercised by the delivery of written notice to the Company (a "Put Notice"), to require the Company to cancel the unexercised portion of this Warrant, and all related rights in exchange for a cash payment (the "Put Payment") equal to $0.23 per share payable to the Holder within ten (10) days of receipt by the Company of the Put Notice and the original Warrant for cancellation.

      11. Call Option. At any time during the one year period following the indefeasible payment in full in cash or cash equivalents of the Credit Obligations, and prior to June 30, 2004, the Company shall have the right exercised by the delivery of written notice to the Holder (a "Call Notice") to cancel this Warrant and the purchase rights hereunder in exchange for a cash payment (the "Call Payment") equal to $0.5288 per share, payable to the Holder within five (5) days after delivery by the Company of the Call Notice, provided however, that any payment made pursuant to this Section 11 may only be made out of a New Financing Source. Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to exercise this Warrant in whole or in part at any time after the receipt of the Call Notice until the receipt by the Holder of the Call Payment. In the event that the Holder chooses to exercise all or a portion of the Warrant after receipt of the Call Notice, the Company shall have the option to rescind such Call Notice or to exercise its call option with respect to that portion of the Warrant which remains unexercised through the delivery of a pro rata portion of the Call Payment. The Company shall have the right to exercise the call option set forth herein one time only.

      12. Modifications and Waivers. This Warrant may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the same is sought.

      13. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be sufficiently given or made if sent by registered or certified mail, postage prepaid, addressed to the parties as provided below:

            If to Holder:     Fleet National Bank
                              100 Federal Street, 6th Floor
                              MA DE 10006A
                              Boston, MA  02110
                              Attn: Fred P. Lucy
                              Vice President
            with a copy to:

                              Brown Rudnick Berlack Israels, LLP
                              One Financial Center
                              Boston, MA  02111
                              Attn: William R. Baldiga, Esquire
                              Mary D. Bucci, Esquire

            If to Company:    Nextera Enterprises, Inc.
                              One Cambridge Center - 7th Floor
                              Cambridge, MA  02142
                              Attn: Michael P. Muldowney,
                              Chief Financial Officer

            with a copy to:   Maron & Sandler
                              1250 4th Street
                              Suite 550
                              Santa Monica, CA  90401
                              Attn: Stanley E. Maron, Esquire

      14. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants with the Holder that upon its receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, of an indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

      15. Representations and Warranties of Holder. By accepting this Warrant, the Holder represents and warrants that it is acquiring this Warrant and the Shares for its own account, for investment and not with a view to, or for sale in connection with, any distribution thereof or any part thereof. Holder represents and warrants that it is (a) experienced in the evaluation of businesses similar to the Company, (b) is able to fend for itself in the transactions contemplated by this Warrant, (c) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (d) has the ability to bear the economic risks of an investment in the Company, (e) has been furnished with or has had access to such information as is specified in subparagraph (b)(2) of Rule 502 promulgated under the Act and (f) has been afforded the opportunity to ask questions of and to receive answers from the Company and to obtain any additional information necessary to make an informed investment decision with respect to an investment in the Company. The Holder further represents that it is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Act.

      16. Representations and Warranties of Company. The Company represents that:

                  (a) The execution and delivery of this Warrant has been duly authorized by the Company's Board of Directors and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights in general and except that the enforceability of the obligations hereunder is subject to general principals of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law). Neither the execution nor the delivery of this Warrant, nor fulfillment of nor compliance with the terms and provisions of this Warrant, nor the issuance of Shares upon exercise of the Warrant, will violate the terms of the certificate of incorporation or by-laws of the Company or, to the best of the Company's knowledge, any agreement (including any agreement with stockholders), instrument, judgment, decree or statute to which the Company is subject.

                  (b) As of December 31, 2002, the authorized capital stock of the Company consisted of (i) 99,300,000 shares of Common Stock, $0.001 par value per share, 95,000,000 shares of which are designated as Class A Common Stock, of which 31,885,896 shares are issued and outstanding, and 4,300,000 shares of which are designated as Class B Common Stock, of which 3,869,570 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share 600,000 shares of which are designated as Series A Cumulative Convertible Preferred Stock, of which 39,544 shares are issued and outstanding.

                  (c) Except as set forth in subparagraph (b) above, and in
            registration statements filed by the Company under the Act or in any report filed by the Company under the Securities Exchange Act of 1934, as amended, the Company has not authorized any rights (either preemptive or other) or options to subscribe for or purchase from the Company, or any warrants or other agreements providing for or requiring the issuance by the Company of, any capital stock or any securities convertible into or exchangeable for its capital stock.

                  (d) Sufficient shares of authorized but unissued shares of
            Common Stock of the Company have been reserved by appropriate corporate action with the prospective exercise of the Warrant, and, the issuance of either the Warrant or the shares of Common Stock upon exercise of the Warrant will not require any further corporate action by the stockholders or directors of the Company, will not be subject to preemptive rights (unless the exercise of the same has been irrevocably waived) in any present stockholders of the Company and will not conflict with any provision of any agreement to which the Company is a party or by which it is bound, and such Common Stock, when issued upon exercise of the

            Warrant in accordance with its terms, will be duly authorized, fully paid and non-assessable.

      17. Registration Rights.

                  (a) Piggy Back Registration Rights. If (but without any
            obligation to do so) the Company shall determine to register (a "Company Registration") any of its securities for its own account or for any other person (other than a registration under the Act of shares issued in connection with any acquisition of any entity or business, shares issuable solely upon the exercise of stock options, or shares issuable solely pursuant to employee benefit plans or arrangements, including registration statements on Form S-4, S-8 or any successor form), the Company shall do the following:

                        (i) promptly give the Holder written notice thereof
                  (which shall include a list of the jurisdictions in which the Company intends to attempt to register or qualify such securities under the applicable blue sky or other state securities laws); and

                        (ii) include among the securities which it then
                  registers or qualifies all Registrable Securities (as defined below) specified in a written request or requests, made within fifteen (15) days after receipt of the written notice from the Company, by the Holder. The Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement by giving written notice to the Company of its request to withdraw. The Company may withdraw a Company Registration at any time prior to the time it becomes effective whether or not the Holder has elected to include Registrable Securities (as defined below) in such registration. For purposes of this Warrant, the term "Registrable Securities" shall mean all shares of Common Stock issued and issuable upon exercise of the Warrant; provided however, that shares of Common Stock which are "Registrable Securities" shall cease to be Registrable Securities (a) upon any sale pursuant to a registration statement under the Act,
                  Section 4(1) of the Act or Rule 144 promulgated under the Act or (b) at such time as such shares of Common Stock are freely saleable under Rule 144(k) promulgated under the Act (or a successor provision).

                  (b) Limitations of Registration. If and to the extent that the
            Holder shall have, at the time of the delivery of the written request referred to in subparagraph (a) above, no present intention of selling or distribution, the Company shall be obligated to effect such registration, qualification or compliance with respect to the Holder's Registrable Securities only if and to the extent, in each case, that such registration, qualification and compliance are at the time permitted by the applicable statutes or rules and regulations thereunder or the practices of the governmental authority concerned.

                  (c) Registration Procedures. In the case of each registration, qualification or compliance pursuant to this Section 17, the Company will keep the Holder advised in writing as to the initiation of proceedings for such registration, qualification and compliance and as to the completion thereof, and will advise the Holder, upon written request, of the progress of such proceedings. At the expense of the Company, the Company will (i) keep such registration, qualification and compliance current and effective for a period of the earlier of (A) 120 days, or (B) until the Holder has completed the distributions relating thereto, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus, as necessary to permit the sale or distribution of Registrable Securities not theretofore sold or distributed, and (ii) take all necessary action under any applicable blue sky or other state securities laws to permit such exercise, sale or distribution, all as reasonably requested by such Holder; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Act.

                  (d) Registration Rights. Anything to the contrary in Section
            17 notwithstanding, in connection with any Company Registration, the Company shall not be required to include any of the Holder's Registrable Securities in such Company Registration unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company or will not adversely affect the aggregate proceeds to the Company from the offering. If the total amount of securities, including Registrable Securities and all other securities requested to be included in such offering by any stockholder of the Company, exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering or the aggregate proceeds to the Company from the offering, then the number of Shares to be offered for the account of the Holder and all such other persons participating in such registration shall be reduced (to zero if necessary) or limited pro rata in proportion to the respective number of Shares requested to be registered by the Holder and each other person to reduce the total number of Shares requested to be included in such offering to the number of Shares, if any, recommended by such underwriters.

                  (e) Indemnification. The Company will indemnify, defend and hold harmless the Holder to the fullest extent that such agreement is enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of material fact contained therein (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Holder for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by the Holder and stated to be specifically for use therein.

                  (f) The Holder will indemnify, defend and hold harmless the
            Company to the fullest extent that such agreement is enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of material fact contained therein (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Act applicable to the Holder and relating to action or inaction required of the Holder in connection with any such registration, qualification or compliance, and will reimburse the Company for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent (and only to the extent) that such claims, losses, damages, liabilities and actions relate to reliance on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by the Holder and stated to be specifically for use in the registration statement, provided, however, that such Holder's obligations hereunder shall be limited to an amount equal to the proceeds received by such Holder of the Registrable Securities sold in such registration.

                  (g) Notwithstanding the foregoing, to the extent that the
            provisions on indemnification contained in the underwriting agreement entered into in connection with a Company Registration are in conflict with the provisions of this Section 17, the provisions in the underwriting agreement shall control.

      18. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets, and all of the obligations of the Company relating to the Shares issuable upon exercise of this Warrant shall survive the exercise and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

      19. Amendments. No approval, consent, amendment or waiver of this Agreement shall be effective unless in writing and signed by the Company and Holder.

      20. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      21. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.

      22. Entire Agreement. This Warrant constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly cancelled, including, but not limited to, the Prior Warrant.

      IN WITNESS WHEREOF, the parties have caused this Warrant to be executed by their duly authorized representatives as of the date first above written.

                                          NEXTERA ENTERPRISES, INC.,
                                          as Company

                                          By: /s/ Michael P. Muldowney
                                             ---------------------------
                                             Michael P. Muldowney
                                             Chief Financial Officer


                                          FLEET NATIONAL BANK,
                                          as Agent, Lender and Holder

                                          By: /s/ Fred P. Lucy
                                             ---------------------------
                                             Fred P. Lucy
                                             Vice President

                                    EXHIBIT A

                               NOTICE OF EXERCISE

To:   NEXTERA ENTERPRISES, INC.

      1. The undersigned hereby elects to purchase _______ shares of Common Stock of Nextera Enterprises, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

      2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below.

      3. The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares. The undersigned further represents that such shares shall not be sold or transferred unless either (1) they first shall have been registered under the Securities Act of 1933, as amended, or (ii) the Company first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from the registration requirement.

      4. In the event of partial exercise, please re-issue an appropriate Warrant exercisable into the remaining shares.




                                    -------------------------------
                                    (Name)

                                    -------------------------------
                                    (Address)

                                    -------------------------------
                                    (Signature)

                                    -------------------------------
                                    (Date)